Exhibit 99.1

MicroVision’s MAVIN DR Dynamic Range Lidar Class 1 Compliant

Class 1 Compliance Allows MicroVision to Begin Sample Sales and Accelerate Real-World Validation

REDMOND, WA / ACCESSWIRE / September 27, 2022 / MicroVision, Inc. (NASDAQ:MVIS), a leader in MEMS-based solid-state automotive lidar and advanced driver-assistance systems (ADAS) solutions, today announced its MAVIN™ DR dynamic view lidar system as Class 1 laser product compliant. Class 1 laser products comply with laser safety standards and present no hazard to the eye or skin, according to the International Electrotechnical Commission (IEC). Achieving Class 1 compliance is a key milestone toward securing OEM partnerships, allowing MicroVision to begin sample sales and allowing potential customers to develop lean system architectures with unmatched system level safety guaranteed at lidar level running in real-time logic. MicroVision believes that this represents a huge advantage over all other current solutions. In particular, MicroVision’s pixel-by-pixel approach to Class 1 compliance, believed to be a first in the industry, is expected to meet the high standards of OEMs.

MAVIN DR, MicroVision’s lidar sensor featuring a dynamic field of view, delivers high resolution at all ranges and with low latency, enabling new ADAS safety features to achieve true highway-pilot functionality that OEMs demand. To ensure system compliance to current IEC standards, MicroVision’s lidar system incorporates its patented Automatic Emissions Controls (AEC) methodology. Pulses that are hardware-encoded and timed within nanoseconds of each other are used to qualify the safety of each and every pulse emitted throughout the field of view. This represents the first implementation of its kind that conforms to IEC specification with safety compliance inside the lidar unlike other systems that rely on more expensive sensor fusion implementations that may not be as robust to IEC requirements.

“Given our 20-plus years of expertise developing products centered on laser beam scanning technology, the Class 1 compliance process is not new to the MicroVision team. We have navigated this process before and are pleased to achieve this important milestone with our MAVIN technology,” said Sumit Sharma, CEO of MicroVision. “Right from the start, we developed our lidar sensor with safety in mind, incorporating our proprietary technologies, like AEC, to ensure safe operation to Class 1 standards. Our team continues to demonstrate its commitment to on-time delivery at the highest quality levels, and I am grateful for their hard work.”

About MicroVision

MicroVision is a pioneering company in MEMS-based laser beam scanning technology that integrates MEMS, lasers, optics, hardware, algorithms and machine learning software into its proprietary technology to address existing and emerging markets. The Company’s integrated approach uses its proprietary technology today to develop automotive lidar sensors and provide solutions for advanced driver-assistance systems (ADAS), leveraging its experience building augmented reality micro-display engines, interactive display modules, and consumer lidar modules.

For more information, visit the Company’s website at www.microvision.com, on Facebook at www.facebook.com/microvisioninc, follow MicroVision on Twitter at @MicroVision, and LinkedIn at https://www.linkedin.com/company/microvision/.

MicroVision is a trademark of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Investor Relations Contact

Jeff Christensen and Matt Kreps

Darrow Associates Investor Relations

MVIS@darrowir.com

Media Contact

Heidi Davidson

Galvanize Worldwide for MicroVision

(914) 441-6862

MicroVision@galvanizeworldwide.com

SOURCE: MicroVision, Inc.

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